Code of Ethics

BMO’s Code of Conduct represents the five principles that reflect BMO’s commitment to high standards of business conduct and ethics. These principles give us a framework for ethical behaviour and decision-making.

BMO Global Asset Management EMEA holds a unique place of trust in the lives of our clients. BMO Global Asset Management EMEA has adopted this Code of Ethics, in support of BMO’s

Code of Conduct, to safeguard this position.

The Code aims to ensure that BMO Global Asset Management EMEA Employees place the interests of clients and BMO Global Asset Management EMEA’s reputation above their own, so helping to avoid potential conflicts of interest that may arise from their actions.

To meet this objective, the Code sets out procedures on personal account dealing and providing and receiving gifts and Hospitality. Employees should comply with the spirit as well as the letter of this Code.

All Employees must read and understand the Code

Contents

Definitions	3
Application	6
Statement of General Principles	6
SEC registration	6
Exceptions/Escalations	6
Personal Account Dealing	7
Investment Clubs	7
Initial Certification and Recording of Holdings	7
Annual Certification	7
Transactions in Covered Securities	8
Exempt Transactions	8
Third Party Discretionary Managed Portfolios	8
Fund Manager Commitments	8
Timing Limit on pre-clearance	8
Rules Prior to Seeking Consent	8
Dealings by Connected Persons	9
Execution and Disclosure	9
Dealing after a Client Deal (Piggy Backing)	9
Dealing before a Client Order (Front Running)	9
Short-term, speculative trading	9
Initial Public Offerings	9
Excessive Trading	9
Insider Dealing	10
Short Selling	10
Unquoted and Illiquid Stocks	10
Price Limits	10
Encouraging Others	10
Closed Periods	10
Restricted List	10
Restricted Dealing in Bank of Montreal Securities	10
Prohibited Transactions	10
Gifts & Hospitality	11
Over-Riding Principle	11
Gifts	11
Gifts – Notification, Approval Process & Time Limit	12
Hospitality	12
Entertained by a client, supplier	12
Exemption	12
Accompanying your spouse/partner to an event	12
Your spouse/partner accompanying you to an event	12
Review of Gifts and Hospitality Submissions	13
Hospitality- Notification, Approval Process & Time Limit	13
Networking events/drinks	13
Hospitality and expenses	13
Broker Interactions	13
Social Interactions	13
Financial Adviser Product Information	14
Personal Conflicts of Interest	15
Conflicts of Interest defined	15
Potential Conflict situations	15
Examples of Potential Conflicts	15
Avoidance of Conflicts	15

Compliance and Enforcement	16
Personal Account Dealing breaches	16
Gifts & Hospitality breaches	16
Reporting breaches of the Code	16
Appendix A – Enforcement Procedures for Personal Account Dealing	17
Dealing	17
Contract Notes	17
Initial Holdings	17
Annual Holdings	17

Definitions

Access Person

An Access Person is any supervised person who

•  has access to non-public information regarding clients’ securities or transactions, or regarding the portfolio holdings of any fund; or

•  is involved in making securities recommendations to clients or has access to such recommendations.

		Approved Indices	Approved Indices are FTSE 350, FTSE Eurotop 300 Index, Dow Jones Industrial Average, S&P 500 Index, PSI All-Share Index, NYSE Composite Index, NASDAQ Composite Index, S&P/Toronto Stock Exchange Index, Euro Stoxx 50 Index, CAC 40 Index, DAX Index, AEX Index, Euronext Top 100 Index, Topix, Nikkei 225, Hang Seng Index, and ISEQ 20.

	Access Person includes portfolio management personnel and all other Employees who have information about investment transactions whose effect may not yet be felt in the market; as such, they may be in	BMO GAM EMEA or Group	BMO Global Asset Management (EMEA). This is the group of entities made up of BMO Asset Management (Holdings) plc and all its subsidiaries and LGM.

	a position to take advantage of this information. Access Persons may include contractors, temporary staff, and interns.	BMO’s Code of Conduct	The five principles that reflect BMO Financial Group’s commitment to high standards of business conduct and ethics.

Anything of Value

In relation to Bribery, Anything of Value includes but is not limited to:

•  Gifts and Entertainment,

•  Donations,

•  Political Contributions,

•  Sponsorships,

•  Cash or cash equivalents,

•  Favourable terms on a product or service,

•  Travel expenses,

•  Hospitality

•  Business or employment opportunities (including internships and the opportunity to be considered for them).

•  Intangible benefits, such as material benefits of monetary value (e.g., exemption of debt) and other benefits for which payment is made in exchange (e.g., memberships or paid travel).

Bribery Business Associates Cash or cash equivalents

The act of giving, promising, offering, soliciting or receiving, directly or indirectly, a benefit or Anything of Value in order to:

•  improperly influence the judgement or conduct of any person who owes a duty of good faith, impartiality or trust

•  induce or reward the improper performance of a function of activity

An individual or organisation who performs certain functions or activities on behalf of BMO GAM EMEA.

Includes but is not limited to:

•  Gift cards,

•  Gift certificates,

•  Securities,

•  Jewellery

Connected Persons Corruption

Includes immediate family members such as spouse or civil partner, a child or stepchild under the age of 18, and any other relative sharing the same household. It also includes Business Associates and any other relationships where the Access Person has direct or indirect influence or control over the personal dealings of the connected person e.g. investment clubs.

The abuse of public or private office for personal gain. It occurs when individuals misuse their positions to improperly and unlawfully enrich themselves or those close to them, or induce others to do so.

Entertainment/ Hospitality

All Hospitality/entertainment offered to, or accepted from, an existing or prospective client or supplier including the following:

•  social, Hospitality, charitable, investor events, conferences, seminars, site visits, or other events of a similar nature of purpose;

•  meals (for example working breakfasts and lunches);

•  drinks and paid-for outings of all kinds;

•  any transportation related to such activity or events; and

•  tea, coffee or light refreshments

Covered Securities	Investment instruments, which are not permitted or require pre-clearance request through the Cordium ELF system as described in the personal account dealing rules in this Code of Ethics.		For an activity to be considered Hospitality, someone representing the providing party must be present at the event, irrespective of whether any business is conducted. Otherwise, entertainment activities or events are to be considered Gifts.

De minimis Provisions

Personal trades in:

•  companies in Approved Indices for an amount less than or equal to a value of £25,000 or local equivalent, or

•  G7 Government Bonds for an amount less than or equal to a value of £50,000 will be automatically approved by the system providing other control conditions are met.

Gift G7 Governments

Anything of value given to or received from, voluntarily or without recompense, an existing or prospective customer or supplier that does not qualify as Hospitality

The governments of Canada, France, Germany, Italy, Japan, UK and US

Employee	Employees are employees, partners, officers, directors, contractors, and Access Persons of BMO GAM (EMEA), including full-time and part- time Employees. For the purposes of this Code, employee does not include those employees of the unregulated BMO REP businesses, based in Munich and Paris.	Inside Information

Inside Information is information of a Precise nature which:

•  is not generally available,

•  relates, directly or indirectly, to an issuer, and

•  would, if generally available, be likely to have a Significant Effect on the Price of an investment or on the price of related investment.

In relation to a person charged with the execution of orders, Inside Information includes information relating to pending client orders

		Insider	An Insider is any person who has Inside Information

•  as a result of his membership in the administrative, management or supervisory bodies of an issuer of qualifying investments;

•  as a result of his holding in the capital of an issuer of qualifying investments;

•  as a result of having access to the information through the exercise of his employment; profession or duties;

•  as a result of his criminal activities; or

•  which he has obtained by other means and which he knows, or could reasonably be expected to know, is Inside Information.

•  a political party or candidate

•  a regulatory, judicial, legislative or law enforcement body

•  state owned enterprises (e.g. Crown corporations, sovereign wealth funds, export development agencies)

•  a company or other business entity in which a governmental body has an ownership interest even if the company is engaged in commercial, rather than governmental, activities

•  Employees and representatives of public international organisations

Intermediaries	In the context of anti-bribery and corruption, an Intermediary Includes suppliers that provide services for, or on behalf of, BMO GAM EMEA (such as consultants, external lawyers, outsourcers) and other third parties, including but not limited to agents, lobbyists, representatives, joint ventures and legal entities where BMO GAM EMEA has a business interest but does not exercise control, and business parties working with or on behalf of BMO GAM EMEA.	Significant Effect on the Price Supervised Person

Information is likely to have a significant effect on price if and only if it is information of the kind which a reasonable investor would likely use as part of the basis of his investment decisions

Any partner, officer, director, contractor or Employee of BMO GAM EMEA.

LGM	LGM Investments Limited

Precise	Information is precise if it:

• indicates circumstances that exist or may reasonably be expected to come into existence or an event that has occurred or may reasonably be expected to occur; and

• is specific enough to enable a conclusion to be drawn as to the possible effect of those circumstances or that event on the price of investments or related investments

Public Officials	An officer, Employee, representative or other person acting on behalf of:

• a government department or agency

Application

The Code of Ethics (“the Code”) applies to all Employees of BMO GAM EMEA wherever located and any other persons as designated from time to time. The BMO GAM EMEA Compliance Department administers this Code. You should contact them if you have any questions concerning the meaning or interpretation of any provision of this Code.

All jurisdictions, in which BMO GAM EMEA operates, have regulatory requirements on managing conflicts of interest. This policy applies to Employees across BMO GAM EMEA locations. However if local requirements are more stringent than this Code, those local requirements will apply.

Statement of General Principles

BMO GAM EMEA owes an overriding duty to its clients to treat them fairly and to exercise its business with integrity. The following general principles apply when we conduct our business:

•	at all times, Employees must avoid placing personal interest ahead of the interests of the clients of BMO GAM EMEA;
•	Employees must avoid actual and potential conflicts of interests between personal activities and activities carried out for clients;
•	Employees must not misappropriate investment opportunities from clients;
•	all Employees must familiarise themselves with and abide by the Financial Conduct Authority’s eleven principles of business as noted in the BMO GAM EMEA Compliance Manual;
•	all Employees should exercise honesty, objectivity, and diligence in performing their duties and fulfilling their responsibilities;
•	all Employees must be loyal to the BMO GAM EMEA and its clients;
•	no Employee should act in a manner which will discredit any client or BMO GAM EMEA;
•	all Employees should avoid any conflicts of interest with clients or BMO GAM EMEA and, if such a conflict arises, declare it and involve an independent third party from within BMO GAM EMEA to ensure that fair treatment is applied to all parties;
•	no Employee should place himself or herself in a position where he/she contravenes any law, or regulation relevant to BMO GAM EMEA’s business or in connection with his/her employment with the firm;
•	no Employee should use confidential information for personal gain nor should confidential information be divulged to persons not authorised to receive such confidential information, including without limitation, third parties;
•	no Employee should personally accept any gift of significant1 value from a Business Associate except in accordance with this Code;
•	no Employee should offer, request, persuade or otherwise induce another person to offer a bribe to any

1 The term “significant” is not quantified, but judgement needs to be exercised as based on the “Self-testing Principles” noted in the Gifts and Hospitality section.

third party which the Employee intends will obtain or retain an advantage in the conduct of business for BMO GAM EMEA;
•	all Employees should at all times maintain the highest standards of dignity and competence and should encourage all others with whom they deal to adopt the same standards; and
•	BMO GAM EMEA and its Employees should seek to do business with third parties who place a high degree of importance on ethics and integrity in respect of their business dealings2 and agree to comply with BMO’s Supplier Code of Ethics.

SEC registration

Both BMO Asset Management Limited and LGM are registered with the Securities and Exchange Commission as an investment adviser. As such all Employees must comply with US federal laws regulating the securities industry to the extent applicable to them — in particular, relevant provisions of the Securities Act of 1933, the Investment Advisers Act of 1940 the Securities Exchange Act of 1934, and the Investment Company Act of 1940, as well as with applicable rules of the Financial Conduct Authority. Specifically, Employees are not permitted to:

•	defraud a client in any manner;
•	mislead a client, including making a statement that omits material facts;
•	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;
•	engage in any manipulative practice with respect to a client; or
•	engage in any manipulative practice with respect to securities, including price manipulation.

Exceptions/Escalations

Waivers or exceptions to this process will only be granted in the most unusual and compelling circumstances. Unless otherwise provided for in this process, the BMO GAM EMEA Head of Compliance must approve any exception. Any unapproved exceptions to Personal Account Dealing should be escalated immediately to the BMO GAM EMEA Head of Compliance or, if relating to Gifts and Entertainment, should be escalated immediately to the Criminal Risk Officer, Europe.

The reputation of BMO GAM EMEA could be put at risk by a personal investment transaction of an Employee. For this reason, BMO GAM EMEA has adopted the following Personal Account Dealing Rules.

2 When entering any new relationship the individual and the approving Group Management Team member needs to be mindful of the reputation of the third party as well as any issues that have come to light when interacting with them. Consideration should also be given to ongoing relationships.

Personal Account Dealing

The overriding principle in all our dealings for clients is that we place their interests first. To help make sure we comply with this principle, BMO GAM EMEA has adopted these Personal Account Dealing Rules. They have been designed to ensure that:

•	the personal dealings of Employees do not disadvantage clients;

•	Employees carry out personal account deals in a manner which avoids actual or potential conflicts of interest;

•	personal account deals conform with regulatory and legal requirements and best practice;

•	Employees do not take inappropriate advantage of their position or abuse their position of trust and responsibility;

•	Employees are fully informed of what is expected of them;

•	We maintain the highest standards of ethics and integrity; and

•	We maintain appropriate controls and monitoring arrangements.

Employees can carry out personal dealing subject to the requirements of this Code. All Employees who wish to deal for their own account should familiarise themselves with these rules and abide by them.

These Personal Account Dealing Rules also apply to persons who are Connected Persons of Employees.

Investment Clubs

Investment Clubs can be for the purpose of sharing of investment ideas or the pooling of assets for investment purposes.

Where an Employee inputs into the decision making process of an Investment Club, it falls under the Connected Person definition and all of its deals must comply with this Code. If you are unclear about whether your participation in an investment group falls within the category of an investment club, please seek compliance advice. If you receive any Inside Information, through participation in an investment club, please contact Compliance immediately so any relevant stocks can be restricted from dealing.

Full disclosure of investment transactions can help mitigate any perceived conflicts of interest created through personal account dealing activity.

Initial Certification and Recording of Holdings

During the first week of employment, each new Employee must certify that they

•	have read, understand, and will comply with the Code

•	will promptly report breaches or possible breaches

•	recognise that a breach of the Code may be grounds for disciplinary action.

All new Employees must record holdings in Covered Securities held either by themselves or by Connected Persons, within thirty calendar days of employment at BMO GAM EMEA.

Employee share options that have not yet vested or been exercised do not need to be disclosed.

All certifications are to be done through the Cordium ELF system. All initial requirements will show on your “Action Items” Dashboard once you login to the system.

Annual Certification

On an annual basis, Employees must submit an annual update of all holdings in Covered Securities, where a pre- clearance is required, within thirty calendar days following calendar year end. Each Employee must certify that the Covered Securities listed in the report are the only Covered Securities they own directly or indirectly.

All certifications are to be submitted through the Cordium ELF system. All annual requirements will be shown on your “Action Items” Dashboard once you login to the system.

Exempt transactions do not need to be recorded at all. Please see Page 8 for full details on exempt transactions.

For advice and guidance on Personal Account Dealing, including if you are unsure whether a personal transaction needs approval or is not permitted, please consult with the Compliance Oversight team at Compliance.Oversight@bmogam.com.

Please see Appendix A for detail of enforcement procedures should an Employee fail to complete Initial or Annual or certifications/reports.

Transactions in Covered Securities

The Personal Account Dealing rules apply to transactions in Covered Securities.

(A) Not permitted

Transactions in the following investments are not permitted from a personal account dealing perspective:

•	futures, options, forwards or contracts for differences;

•	spread betting on any investment detailed in this Code of Ethics;

•	participation in new public issues which are not genuinely open to the public and where the potential allocations to the Employee would affect any proposed client orders;

•	dealing in US IPOs or US private placement offerings;

•	dealing in stocks on the BMO GAM EMEA restricted list; and

•	leveraged structured products.

(B) Pre-clearance request required

Transactions in the following investments require a pre- clearance request to be submitted via the Cordium ELF system (by clicking the “Submit Pre-Clear” button on your Dashboard):

•	shares in listed companies, including shares of listed investment trusts and exchange traded funds;

•	exchange traded commodities & currencies (ETC’s)

•	exchange traded notes (ETN’s)

•	government bonds, corporate bonds and convertible bonds;

•	warrants;

•	commencing payments into or selling out of an BMO GAM EMEA managed closed ended savings scheme (e.g. BMO GAM EMEA investment trust related Individual Savings Account (ISA)) and/or changing funds within that savings scheme;

•	dealing in open ended funds managed by BMO GAM EMEA, including through a savings scheme;

•	exercise of discretion over exercise of share scheme options;

•	dealing in nil-paid-rights;

•	shares in unlisted companies;

•	transactions in Self Invested Personal Pension Schemes or similar pension schemes, where staff have discretion over the individual underlying investments of the pension scheme (except where the underlying investments are exempt).

Equity trades in stocks from Approved Indices below £25,000 and G7 Government bond trades below £50,000 are automatically approved by the Cordium ELF system.

Exempt Transactions

Transactions in the following investments are exempt from the personal account dealing rules and require no pre- clearance request to be completed:

•	spot foreign exchange transactions of an investment nature;

•	direct investments in crypto-currencies

•	commodities (physical as opposed to funds or derivatives);

•	transactions in open ended funds including through savings plan that are not managed by BMO GAM EMEA;

•	increasing or decreasing a regular savings payment into any open or closed ended fund savings scheme whether managed by BMO GAM EMEA or not;

•	regular and lump sum payments into cash backed investments (e.g. cash ISA);

•	commencing, continuing or ceasing regular payments into Employee Share Schemes;

•	transactions in index tracking open ended exchange traded funds (where no one particular stock in the fund is more than 35% of the total fund);

•	transactions in life and pensions policies, where the Employee does not exercise discretion as to the individual underlying investments which can be included in the policy or where the Employee can select from a range of available funds, including funds managed by BMO GAM EMEA;

•	Corporate actions in existing holdings.

Third Party Discretionary Managed Portfolios

Where an Employee has appointed a reputable, independent fund manager or other person to act on their behalf under a full discretionary management agreement and the Employee does not initiate or influence individual investment decisions within a broad policy or strategy, prior approval to deal is not required. The Employee will still however be required to provide an annual declaration of their investments. In addition, the Employee may be required to provide information on and copies of any discretionary investment management contract entered into with a third party.

Fund Manager Commitments

Where a fund manager is expected as part of his/her role as manager, to make a personal commitment to a fund, when seeking approval please highlight that you are the fund manager in the free text box marked ‘Conflicts’.

Timing Limit on Pre-clearance

Pre-clearance is valid for a period of twenty-four hours after it has been obtained. If the deal has not been submitted for execution before this period expires, pre-clearance must be obtained again.

Rules Prior to Seeking Consent

No Employee may deal on their own behalf or on behalf of a Connected Person if they know or ought reasonably to know that:

•	BMO GAM EMEA has an unexecuted client order in the investment concerned or any other investment whose price is likely to be influenced by the price of that investment e.g. warrants or convertibles;

•	the relevant Employee possesses any Inside Information regarding the investment;

•	BMO GAM EMEA possesses research and analysis relating to an investment, or any other investment whose price is likely to be influenced by the price of that investment e.g. warrants or convertibles, and intends to publish investment recommendations based on them;

•	a client or any other party to the deal (if known at the time) is prohibited from dealing in an investment, or any other investment whose price is likely to be influenced by the price of that investment, by any applicable law, and the deal would involve the person wishing to deal, facing a conflict of interest with any BMO GAM EMEA client.

Dealings by Connected Persons

Employees shall take all reasonable steps to ensure that Connected Persons, when they are dealing on their own account, observe the above requirements. However, this Code does not apply to a Connected Person who is a director, officer, or employee of another firm or company, which is authorised under the Financial Services and Markets Act, 2000, when that Connected Person is acting on their own account. This is because such a director, officer or employee will be subject to the personal account dealing rules of their respective employer. In the event of any uncertainty as to whether a person is a Connected Person under the Code, please seek advice from Compliance.

Execution and Disclosure

All personal account transactions must be placed through an external bank/broker. Where Employees choose not to use Broker electronic feeds to the Cordium ELF system, contract notes relating to executed deals must be uploaded into the Cordium ELF system in a timely manner (within five days unless otherwise agreed with Compliance).

Where contract notes are not provided by the executing bank or broker, Employees must provide some other form of confirmation within the Cordium ELF system that the transaction has completed and the terms under which it has completed on (e.g. screen print if dealt over internet, copy of confirmation email, copy monthly transaction statement etc). Confirmations must at least contain details of the stock, price, monetary value, date and time of the execution.

If the contract note differs from the original personal account pre-clearance request. (E.g., where the deal is traded over two days or the amount traded differs from the personal account deal request) the Employee should account for this difference to Compliance. Whilst not a requirement, to minimise the impact on Employees we would recommend that prior to any dealing, Employees notify their broker of their requirements under this Code and send a copy of this notification to the Compliance team at Compliance.Oversight@bmogam.com.

Please see Appendix A for detail of enforcement procedures should an Employee fail to provide contract notes or equivalent.

Employees’ personal account dealing activity should not put at risk the integrity of financial markets in any way.

Dealing after a Client Deal (Piggy Backing)

No Employee is permitted to deal if a client order has been executed in the previous five business days unless the Employee trades meets the De minimis Provisions

For example, if a client order is executed on a Monday, as long as no further client orders in that stock are executed, an Employee would have to wait until the following Tuesday before approval to deal is given.

However, where an Employee has a pre-clearance request rejected, the Employee must wait until the 5-day period has elapsed before making any further related requests. This restriction includes placing smaller trades which would fall under the De minimis Provisions.

Dealing before a Client Order (Front Running)

No Employee is permitted to deal where a client order is outstanding. In addition, no Employee is permitted to deal before a client order is placed or where they are aware that an order is under consideration for a client fund (e.g. front running a personal account deal in front of a large programme trade and therefore benefiting from any resultant price uplift). It should be noted that such action could be perceived as market abuse.

Excessive trading can jeopardise the good judgement necessary to maintain independence and objectivity in professional activities.

Short-term, speculative trading

Short-term, speculative trading typically involves a quick trading pattern to capitalise on a short-lived market impact of a particular client trade or series of trades. Short term, speculative personal account trading, which is defined as the purchase and then the sale (or the sale and then the purchase) of the same Covered Security within 30 calendar days is not permitted by BMO GAM EMEA Employees. Where the price of a security undergoes a significant fall, exceptions to the thirty-day holding requirement may be granted by compliance in extreme situations. Dealing within thirty days of a bonus issue is also permitted, subject to making a pre-clearance request.

Initial Public Offerings

Employees are permitted to participate in IPOs save for US IPOs. Authorisation from Compliance is required through the Cordium ELF system for participation in an initial public offering of any equity stock. No minimum holding period applies to shares acquired through an Initial Public Offering. The personal account dealing rules apply to any subsequent purchase of shares, which have been subject to an Initial Public Offering.

Excessive Trading

Excessive or inappropriate trading that interferes with job performance or compromises the duties BMO GAM EMEA owes to its clients is not permitted. More than 25 trades a rolling quarter or 100 trades in a rolling 12 months constitutes excessive trading. A breach of this limit may lead to disciplinary action under the Code.

Insider Dealing

Employees must not engage in dealings as a result of being an Insider, market abuse or activities that may contravene the provisions of any relevant local law. If in any doubt, these personal account-dealing rules should be read in conjunction with the BMO GAM EMEA Market Abuse Handbook and the BMO GAM EMEA Restricted Dealing Process.

Short Selling

Neither selling short nor purchasing, where an Employee has insufficient funds for settlement, are permitted.

Unquoted and Illiquid Stocks

Illiquidity of stocks significantly increases the potential risk of conflict of interest between personal dealing and BMO GAM EMEA’s investment activities. Employees are discouraged from dealing in unquoted or illiquid stocks. Employees should be aware that there might be significant delays in realising investments in illiquid stock, resulting in holding such stocks for periods longer than desirable.

Price Limits

Employees must remember that pre-clearance to deal is only valid for a period of twenty-four hours after it has been obtained. Therefore, after gaining pre-clearance for a price- limit transaction, employees must provide documentation to evidence that the instruction was submitted to their broker within the twenty-four hour approval period, regardless of the date of the actual transaction

Encouraging Others

If an Employee is prohibited from dealing due to any of the circumstances described in this Code, they must not:

•	encourage any other person to carry out the deal in question, or
•	communicate any confidential information to any third party.

Closed Periods

Where particular funds managed by BMO GAM EMEA are also listed on a local stock exchange, Employees must ensure that they comply with restrictions on dealing in closed periods prescribed by local Stock Exchange rules. These periods are calculated by reference to expected results announcement dates (e.g. prior to the issue of the annual and interim accounts).

Employees cannot deal in a BMO GAM EMEA investment trust, either directly or via a savings scheme, during the its closed periods except where those transactions are regular ongoing savings transactions initiated by the savings plan administrator. Any closed period restrictions are included in the BMO GAM EMEA restricted list. Compliance will check this restricted list on behalf of an Employee prior to authorising any personal account deal.

Personal account dealing in a BMO GAM EMEA investment trust during a buy back may be permitted. Approval to deal at such times must be authorised by the respective trust’s company secretary.

Restricted List

The nature of our business as a fund management company means that, from time to time Inside Information will come into BMO GAM EMEA’s possession. When Employees receive Inside Information, it is imperative that Employees within BMO GAM EMEA do not deal for their own account in a security for which Inside Information has been received. To ensure this does not occur, a Group dealing restriction is effected until the information either is out of date, or is publicly announced. All restricted stocks are maintained in the BMO GAM EMEA restricted list, and the policy is detailed in the BMO GAM EMEA Restricted Dealing Process.

Restricted Dealing in Bank of Montreal securities

All Directors of BMO Asset Management (Holdings) plc are restricted from trading Bank of Montreal securities for four periods of approximately thirty days. These periods are called the Trading Windows and commence on the third business day following the release of the quarterly results of BMO Financial Group.

This restriction includes:

•	exercising options or selling other Bank of Montreal Securities granted under any Employee or Directors’ stock option plan;
•	selling shares of Bank of Montreal acquired through any Employee Share Ownership Plan (ESOP) or Dividend Reinvestment Plan (DRIP); and
•	enrolling, making changes or terminating participation in any such plan.

This restriction does not apply to purchases made under an ESOP or DRIP. Trading in securities of Bank of Montreal by Employees of BMO GAM EMEA, other than the Directors of BMO Asset Management (Holdings) plc and its Company Secretary, are subject to the normal Personal Account Dealing Rules in this Code of Ethics.

Prohibited Transactions

All Directors of BMO Asset Management (Holdings) plc are prohibited from engaging in transactions in Bank of Montreal Securities or related financial instruments (such as stock options, deferred share units, restricted share units or other similar instruments) that are:

•	Call or put options or short selling (selling directly or indirectly, Bank of Montreal Securities or related financial instruments that they do not own); or

•	Transactions (e.g., monetization transactions, forward sale contracts, equity swaps, collars, purchases of units of exchange funds, entering into exchange contracts or limited recourse loans secured primarily by Bank of Montreal Securities, etc.) if those transactions are designed to hedge or offset the economic risk of holding Bank of Montreal Securities or related financial instruments.

Please see Appendix A for detail of enforcement procedures should an Employee fail to comply with these Personal Account Dealing rules.

Gifts & Hospitality

All BMO GAM EMEA Employees, and jurisdictions where BMO GAM EMEA operates, are captured by laws and regulations that prohibit Bribery and Corruption, including the U.K.’s Bribery Act 2010, which has extra-territorial reach.

The Bribery Act makes it a criminal offence to offer or accept improper payments (e.g. bribes or other inducements). It also makes a firm potentially liable to prosecution if a person associated with it, including an Employee, commits Bribery on its behalf.

The nature of the business means that BMO GAM EMEA has an obligation to ensure that we prevent Bribery and

Corruption and actively manage any potential conflicts of interest in respect of our duties and regulatory responsibilities towards our clients. We are therefore required to have policies and procedures in place to prevent Employees, and other persons who perform services for BMO GAM EMEA, from engaging in corrupt activities, including Bribery.

BMO’s Code of Conduct and Criminal Risk Corporate Standard (the “Standard”) prohibits the offer, acceptance and approval of Gifts, Hospitality, or similar types of benefits where prohibited by law or where it would compromise or create the perception that the recipient’s judgement or honest performance of his/her duties might be compromised. BMO’s Anti-Bribery and Anti-Corruption Operating Directive (the “Directive”) sets out the key principles to ensure compliance with Anti-Corruption legislation and regulation in jurisdictions where BMO GAM EMEA operates. It applies to all

Employees of BMO GAM EMEA, wherever located.

This Code, which should be read in conjunction with the Directive, outlines the reporting and approval processes that Employees must follow in relation to the offer or acceptance of a Gift or Hospitality. No Employee or Connected Person may offer or accept any Gift or Hospitality to or from an existing or prospective client or supplier of BMO GAM EMEA except in accordance with the Directive and the processes detailed within this Code. Compliance with the spirit is just as important as observing the detail of the Code.

Over-Riding Principle

Employees and Connected Persons may not give, promise, offer, solicit, or accept, directly or indirectly, something of value to or from an existing or prospective client or Intermediary of BMO GAM EMEA which intends to compromise or creates the perception that it is intended to compromise the judgement or conduct of any person who owes a duty of good faith, impartiality or trust. ‘Something of value’ includes, but is not limited to Gifts and Hospitality.

For advice and guidance on Gifts and Hospitality, please consult with the Advisory Compliance team (complianceeadvisory@bmogam.com) or the Criminal Risk Officer Europe (aco@bmo.com)

Gifts

Deciding whether a Gift is appropriate often depends on the circumstance e.g. timing, frequency and nature of the Gift. Before offering or accepting a Gift, Employees and Connected Persons should consider the following principles:

•	Gifts should be of nominal value, with a cumulative value not exceeding £100 (or local currency equivalent) from or to any one supplier/client in any calendar year.
•	Gifts conferred for illegal or improper purposes such as bribes or other illegal or corrupt activities are strictly prohibited
•	the Gift must be consistent with accepted business practice in the relevant sector, jurisdiction or market segment
•	prior approval is required from the Criminal Risk Officer Europe before offering gifts to or accepting gifts from Public Officials
•	the Gift may only be offered or accepted in the spirit of business courtesy or in furtherance of a business relationship
•	the Gift must not be intended to compromise or create the perception that it is intended to compromise the recipient’s honest performance of his/her employment duties (i.e. given or received openly and directly)
•	the Gift must not be perceived to create a sense of obligation
•	the type or circumstances in which a Gift is offered or accepted must not have the potential, if publicly disclosed, to adversely affect the reputation of BMO GAM EMEA or its Employees
•	The Gift conforms in all other respects with the principles outlined in the Policy and BMO’s Code of Conduct and Anti-Bribery and Anti-Corruption Operating Directive.

Examples of prohibited Gifts include (non-exhaustive):

•	Cash or cash equivalents (e.g. Gift cards, Gift certificates, securities, jewellery) in any amount
•	Gifts to or from Public Officials
•	Travel arrangements, meals, refreshments or accommodations unrelated to business discussions or for which BMO GAM EMEA would not reimburse as a reasonable expense
•	Discounts or rebates on merchandise or services not available to the public or customers of the offering party
•	Solicited gifts from customers of suppliers for personal use or benefit

Examples of permissible Gifts include (non-exhaustive):

•	Gifts of nominal value to commemorate holiday or religious celebrations (e.g., Gift baskets received during the festive season)

•	Advertising or promotional material with a token value (e.g., pens, notepads, golf umbrellas, calendars, etc.)
•	Non-monetary awards of recognition of service or accomplishment e.g. civic, charitable, educational, or religious organisations

The offer or acceptance of a Gift that is not otherwise permitted must be jointly approved by your line manager and the Criminal Risk Officer Europe (aco@bmo.com) via the notification and approval process outlined below.

Gifts – Notification, Approval Process & Time Limit

All Gifts offered to or by Employees, regardless of their value, must be notified to the Employee’s line manager and via the Cordium ELF system to Compliance. The value of all Gifts must be evidentially supported (e.g. a receipt from the provider, or for Gifts received, a like for like example via a screenshot.). A copy of the evidence should be provided to your line manager and a copy uploaded into the Cordium ELF system and submitted before the offer or acceptance of the Gift (or where not feasible within two business days of acceptance of a Gift).

Gifts with an evidenced value exceeding £100 (or local currency equivalent) from any one supplier/client in any calendar year or Gifts that are not permitted under the Policy require the documented approval of both the Employee’s line manager and the Criminal Risk Officer Europe (aco@bmo.com).

Should a Connected Person offer or be offered a Gift from a prospective or existing client or Intermediary of BMO GAM EMEA, guidance may be sought from the Criminal Risk Officer Europe (aco@bmo.com) as to whether the Gift is permissible. Approval is required in these circumstances as if the Gift were offered to or by an Employee.

Where a Gift is not approved, it should be promptly recorded in the Cordium ELF system and returned to the donor or, where this is not feasible, donated to charity.

Cash or cash equivalents (e.g. Gift cards, Gift certificates, securities, jewellery) gifted to an Employee or Connected Person, should be promptly recorded in the Cordium ELF system, and returned to the source as quickly as possible.

Hospitality

For the purposes of BMO GAM EMEA’s Code of Ethics, Hospitality may only be accepted if it is directly linked to developing the business relationship and has a benefit to our clients.

Where there is no benefit to our clients, i.e. there is no quantifiable business element included, no matter how valuable the relationship with the third party, Hospitality cannot be offered or accepted.

Any transportation and accommodation related to Hospitality received, must be paid by BMO GAM EMEA Employee.

For an activity to be considered as Hospitality, someone representing the providing party must be present, otherwise, the activity is considered a Gift.

Before offering or accepting Hospitality, Employees and Connected Persons should consider the following principles:

•	Hospitality of nominal tangible (reasonable) value is acceptable, unless it violates the letter or spirit of any of the other general principles outlined below
•	Hospitality must not be intended or perceived to be intended to compromise the recipient’s honest performance of his/her employment duties
•	Hospitality that would cause embarrassment if details were made public must not be offered or accepted
•	When entertainment is being offered by BMO GAM EMEA, the event must not knowingly violate the policies of the guest’s employer
•	Prior approval is required from the Criminal Risk Officer Europe before offering hospitality to or accepting hospitality from Public Officials Hospitality must be consistent with accepted business practices in the relevant sector, jurisdiction or market segment
•	The frequency of Hospitality offered or accepted should be considered to determine if it could be viewed as excessive
•	Hospitality at venues requiring extensive travel is typically not acceptable. Also, any venue that would exclude individuals based on race, gender, nationality, religion or any other discriminatory factor or that would be considered lewd or obscene are unacceptable
•	Accommodation must not be provided to or accepted from prospective or existing clients or Intermediaries.
•	Transportation (other than local transportation such as taxis) should not be provided to or accepted from prospective or existing clients or intermediaries – please seek advice from either the Criminal Risk Officer Europe (aco@bmo.com) or the Advisory Compliance team (complianceadvisory@bmogam.com) if in any doubt.

Entertained by a client, supplier.

Employees should avoid lavish or frequent Hospitality from persons with whom BMO GAM EMEA deals, in order to avoid placing themselves in a position of obligation.

Exemption

The offer or acceptance of Hospitality that would not ordinarily be permitted (i.e. not directly linked to developing the business relationships and having a benefit to our clients) may be accepted if it is jointly approved by your line manager and the Criminal Risk Officer Europe (aco@bmo.com) via the notification and approval process outlined below.

Where these are specific local practices that are not permitted under the Code, it is possible to apply for an exemption. This must be approved by the BMO GAM CEO, Criminal Risk Officer Europe (aco@bmo.com) and the Head of Compliance.

Accompanying your spouse/partner to an event

If your spouse/partner is invited to an event, which is specific to the financial services industry, and you accompany them, then you will need to treat this as a gift. Please ensure that you follow the normal process under the section Gifts – Notification, Approval Process and Time Limit.

Your spouse/partner accompanying you to an event

If you are invited to an event, which meets the Hospitality requirements and your spouse/partner is invited to accompany you, this should be logged within the Cordium ELF system under the normal process.

In any case, where doubts arise on the above, please consult with the Advisory Compliance team (complianceadvisory@bmogam.com) or the Criminal Risk Officer Europe (aco@bmo.com).

Review of Gift and Hospitality submissions

Oversight of the submissions will be made on a periodic basis to ensure that any Gifts and Entertainment offered or accepted by Employees and Connected Persons are:

•	Reasonable and proportionate
•	In line with market practice
•	Could not be seen to incentivise poor behaviours

This will include reviews to ensure the volume, nature and cost of Gifts and Entertainment received from any third party are appropriate.

Individuals will be required to confirm that all Gifts and Entertainment that they have offered or accepted have been submitted on a timely basis. Summary reports will also be provided to Criminal Risk Officer Europe/Department Heads.

Hospitality: Notification, Approval Process & Time Limit

All Hospitality offered to or by Employees, regardless of value, must be notified and recorded in the Cordium ELF system.

The acceptance or offer of permissible business related Hospitality does not require prior approval; however prior notification is always advised where possible. Notification, via email, should be made to the Employee’s Line Manager and via the Cordium ELF system within two business days of the event.

Receiving Hospitality: Details of the event are required to be uploaded into the Cordium ELF system. Estimated costs are required to be submitted under “value of event” when recording into the Cordium ELF system. The cost provided should be in multiples of £50 such as £0-£50, £50-£100 etc.

Providing Hospitality: Evidence showing the value and details of the event are required to be uploaded into the Cordium ELF system.

Where Hospitality is provided to parties as a frequent part of an Employee’s role, alternative reporting in the Cordium ELF system can be agreed with the Criminal Risk Officer Europe.

Networking events/drinks

Although generally prohibited, these events may be attended case by case based on the below criteria and processes.

Those employees who are not directly authorised by the FCA and work in unregulated firms may attend with their Senior Managers pre-approval which must be uploaded to ELF.

For those employees who are directly authorised by the FCA and work in unregulated firms, and all employees who work in regulated firms, pre-approval from the employees Line Manager must be uploaded to ELF. In addition, a statement from the employees Line Manager must be uploaded to Elf indicating what the employee gained from attending the event. This must be uploaded within 5 business days from the event taking place.

It should be noted however that those employees directly authorised by the FCA or work in regulated firms are still prohibited from Hosting these types of events.

Hospitality and Expenses

If either party will be claiming the Hospitality through expenses, the event must be recorded in the Cordium ELF system. This includes a situation whereby the bill is split between Employees and external parties. There is no requirement to record an event if neither party will be claiming the Hospitality through expenses. However, consideration should be made to recording the event as a Social Interaction.

Social Interactions

Situations may arise where an Employee socialises with individuals who they know socially outside work and with whom BMO GAM EMEA may have a working relationship. Examples include attending a sporting event with a former colleague/school friend who happens to work for a broker. These events are permitted as long as each person pays for their own attendance.

Although it is not mandatory, Employees are encouraged to log these particular social interactions in the Cordium ELF system to protect themselves from any future regulatory investigations.

Broker interactions

MiFID II introduces the requirement to explicitly pay for all non-execution services we receive from brokers. As a result of these changes, Employees are required to record all their broker interactions via the Investment Management Support Team. These include analyst meetings, corporate access and conferences.

As BMO GAM EMEA are paying for all broker interactions, any lunch or dinner received during those meetings does not need to be recorded in the Cordium ELF system.

Financial Adviser Product Information

BMO GAM EMEA must compete on the price and quality of our products to secure distribution.

BMO GAM EMEA may assist financial advisers to promote packaged products with a view to enhancing the quality of the service they provide to customers. However, the assistance provided by BMO GAM EMEA should not compromise or impair the financial adviser’s ability to act independently and to provide advice on a range of products available in the market as a whole.

Any assistance provided by BMO GAM EMEA to financial advisers should:

•	be reasonable and proportionate;

•	of a limited scale and nature;

•	not need to be relied upon by the adviser in the future to service his clients

•	not reasonably be expected to result in the channelling of business from the adviser to BMO GAM EMEA; and

•	not result in the adviser recovering more than his reasonable costs.

We may therefore provide generic product literature (including letterhead, leaflets, forms and envelopes) which is suitable for use and distribution by a financial adviser. The literature must not feature the financial adviser’s name and cannot be used to promote the financial adviser’s business. Moreover, the financial adviser must meet the total costs (packaging, postage, mailing lists etc) of distributing the literature to its customers.

However, we can provide the financial adviser with freepost envelopes, in which the investor or financial adviser can forward completed applications or client’s agreements. These should be generally available to all financial advisers.

We may reimburse an individual financial adviser’s reasonable travel expenses in certain circumstances. There may be grounds for such reimbursement if the financial adviser is attending an annual national event of a UK trade association, hosted by BMO GAM EMEA.

BMO GAM EMEA may pay, or contribute to, any reasonable travelling expenses of a financial adviser who visits BMO GAM EMEA’s offices for training purposes, to receive information about our administration systems, or to attend a meeting with a prospective customer of the financial adviser. The location of any training, provided by BMO GAM EMEA, for a UK based adviser should be in the UK. BMO GAM EMEA may supply a financial adviser with training facilities (including lectures, written material and software), provided BMO GAM EMEA makes such facilities generally available for all financial advisers.

Personal Conflicts of Interest

Conflict of Interest defined

As part of BMO’s Code of Conduct (Principle 5), a conflict of interest is any circumstance where an individual’s personal interest interferes with the interests of BMO GAM EMEA and/or its customers. All Access Persons have a duty to avoid financial, business or other relationships outside of their employment that might be opposed to BMO’s interests or those of its customers and might cause a conflict with the performance of their duties.

Potential Conflict Situations

A conflict can arise when an Access Person takes actions or has interests that may impair, or appear to impair, their judgement, loyalty, objectivity or impartiality in dealing with BMO Global Asset Management EMEA or with current or prospective clients, counterparties or suppliers.

Conflicts also may arise when an Access Person, or a Connected Person, receives improper personal benefits because of his or her position within BMO GAM EMEA.

Examples of Potential Conflicts

Some areas where a conflict could arise include:

•	Employment with a competitor, regardless of the nature of the employment, while employed by the Group;
•	Association with a vendor, service provider or client of BMO, or a personal, financial or other relationship with another employee which may interfere with an employee’s responsibilities;
•	Placement of business with any firm or organisation in which an Access Person, or any member of the Access Person’s family, has a substantial ownership interest or management responsibility;
•	Making endorsements or testimonials for third parties;
•	Disclosing the Group’s confidential information to a third party without the prior consent of their line manager.

This list is non-exhaustive.

Avoidance of Conflicts

Without prior consent, no Employee is allowed, directly or indirectly, to act as an Employee, consultant or director of any company outside of BMO GAM EMEA.

Requests for consent to participate in external directorships, consultancy or employment should be submitted to Compliance via the Cordium ELF system (click the “Submit Notification” button on your main Dashboard to select the proper form), for approval by the Group Management Team.

For advice, guidance and questions on Conflicts of Interest and whether a particular situation constitutes a conflict of interest should be directed to the Advisory Compliance team (Compliance.Advisory@bmogam.com)

Compliance and Enforcement

Adhering to the Code of Ethics forms part of an Employee’s contract of employment. Any Employee whose actions breach the letter or spirit of this Code may be subjected to action under the company’s disciplinary process. Such behaviour may also be taken into consideration during the annual performance review.

Once a year, the Compliance Department will seek confirmation from Employees that they have complied in full with the Code of Ethics and other regulatory policies in the previous calendar year.

Compliance with these rules forms part of the Employee’s contract of employment. An annual certification via the Cordium ELF system is required from each Supervised Person confirming that he or she has received and read a copy of this Code of Ethics. This includes certifying that they

•	have complied with the Code during the course of their association with BMO GAM EMEA;

•	will continue to comply with the Code in the future;

•	will promptly report breaches or possible breaches;

•	recognise that a breach of the Code may be grounds for disciplinary action.

Any abuse or attempt to circumvent the Code will be considered as grounds for disciplinary action in accordance with the normal BMO GAM EMEA procedures. Failure to comply with the Code is a serious disciplinary offence and may result in dismissal.

Each case will be reviewed and, where the action is determined to be a repeat or non-accidental, further disciplinary action may be taken.

All Employees in breach of the code will also be required to attend a refresher Cordium ELF training course.

Please be advised that repeat offenders who breach the policy guidelines will:

•	be required to undergo refresher training;

•	be reported to line management;

•	have the issue recorded as a breach;

•	be subject to disciplinary action.

Personal Account Dealing breaches

For details of the Enforcement procedures that will be applied for Personal Dealing Account breaches are set out in Appendix A

Gifts & Hospitality breaches

The Code of Ethics stipulates that Gifts & Hospitality have to be logged within two business days of the event or receiving of a gift. Prior notification via the Cordium ELF system of Hospitality is always advised, where possible. It is also the responsibility of the Employee receiving the Hospitality to ensure they have informed their line manager in writing. Late submission of notification forms without a valid reason may be recorded as a breach of the code and will reported to the line manager.

For Networking events/drinks, approval must be uploaded prior to the event and the Line Managers statement must be uploaded within 5 business days of attendance. Late submission may again be recorded as a breach of the code.

Reporting breaches of the Code

Employees are often the first to know when something goes wrong or is inappropriate in an organisation. It is recognised that Employees can be reluctant to report any wrongdoing in the workplace, or raise matters of genuine concern, for fear of reprisal or victimisation. However, BMO GAM EMEA maintains an Error and Incident Policy and Procedure and a Whistle Blowing Procedure, which apply to all Employees. The latter procedure reinforces the importance of openness and ensures that Employees are protected from being victimised for bringing issues and problems to the attention of management. BMO GAM EMEA management supports this procedure and believes it:

•	encourages a culture of openness, accountability and integrity;

•	contributes to the efficient running of the organisation and the delivery of services; and

•	helps uphold the reputation of the organisation, and maintain public confidence.

Supervised Persons must promptly report any breach, or suspected breach, of the Code of Ethics to the Compliance Oversight team at complianceoversight@bmogam.com and to the Criminal Risk Officer, Europe

All persons who report breaches are protected under the BMO GAM (EMEA) Whistleblowing Policy.

Appendix A – Enforcement Procedures for Personal Account Dealing

Dealing

•	Any trading in covered securities performed without permission will be an automatic breach regardless of circumstances. Breaches will result in the Employee having to re-attend the Cordium ELF training session and their Line Manager will be informed.

•	Any trading in covered securities performed outside the 24-hour window will be a breach.

Exceptions may be given for Postal applications/IPOs/ Non-daily dealing funds etc, but the Employee will have to add the relevant information in a comment to the pre- clearance request, including when the trade instruction will be given/shares applied for

•	If an Employee trades materially more shares/units then they state on their pre-clearance request, a breach will be recorded.

•	Genuine mistakes such as stating “buy” instead of “sell” etc can be dealt with via a warning.

Each case will be reviewed and where the action is determined to be a repeat or non-accidental, further disciplinary action may be taken.

Contract Notes

•	If any are outstanding for over 1 week since the deal date, a breach may be recorded against the employee.

Each case will be reviewed and where the action is determined to be a repeat or non-accidental, further disciplinary action may be taken including:

•	Personal Account Dealing ban imposed;
•	Request to reverse the transaction out

Initial Holdings

•	If any are outstanding for over 1 week since the Employees start date, the Employee will be reminded to submit.

•	If still outstanding after 2 weeks, a reminder will be sent giving a week more otherwise a breach will be logged.

•	If still outstanding after 3 weeks, a breach will be recorded and the Employees Line Manager informed.

Each case will be reviewed and where the action is determined to be a repeat or non-accidental, further disciplinary action may be taken including

•	Personal Account Dealing ban imposed.

Annual Holdings

•	Emails to be sent at the beginning of January asking Employees to log their holdings as 31 December. This needs to be completed by the end of January.

•	A reminder will be sent the third week in January

•	Those outstanding on the 1st February will be issued with a final reminder to log their holdings in the following week.

•	A breach will be recorded against Employees with outstanding declarations after this time and Line Managers notified.

Each case will be reviewed and where the action is determined to be a repeat or non-accidental, further disciplinary action may be taken including:

Personal Account Dealing ban imposed